Contacts:

Thomas V. Geimer, Chairman and CEO               Philip Bourdillon / Gene Heller
Accelr8 Technology Corporation                   Silverman Heller Associates
303-863-1218                                     310-208-2550


                         ACCELR8 TECHNOLOGY CORPORATION
                       REPORTS THIRD-QUARTER 2004 RESULTS

DENVER - June 14, 2004 - Accelr8 Technology Corporation (Amex: AXK) today reported a loss of $335,000, or $0.03 per share, on net revenues of $132,000 for the quarter ended April 30, 2004. In the comparable quarter of fiscal 2003, Accelr8, whose fiscal year ends July 31, reported a net loss of $214,000, or $0.02 per share, on net revenues of $276,000.

Thomas Geimer, Accelr8's chairman and chief executive officer, noted that third-quarter results do not include $60,000 in deferred revenue for work delivered in April, but not reimbursed until May, pursuant to a proof-of-principle testing agreement regarding a customized surface coating for a major life sciences company. Included in third-quarter net revenues were $106,000 from the Company's software business, consisting of tools for legacy-code modernization and the resale of third-party software. "As announced last month, we have signed a letter of intent to sell the software business in a transaction valued at approximately $700,000, including approximately $200,000 in deferred maintenance revenues which the Company will recognize as current revenue at the time of closing," said Geimer. The consummation of the sale of the software business is contingent upon the execution of a definitive asset sale agreement upon conclusion of the buyer's due diligence.

According to David Howson, Accelr8's president, the anticipated sale will allow the Company to devote its full attention to advancing the biosciences side of Accelr8's business. In particular, the company is now focusing development efforts on the BACcelr8r(TM), a rapid-response microbial diagnostic platform intended initially for use in the identification of bacterial infections in critically ill patients. It is anticipated that the BACcelr8r will provide within eight hours or less data that with conventional bacterial analyses is typically delayed for 48-72 hours.

"In many situations -- ventilator-associated pneumonia, for example -- the quality of the patient's outcome depends on a timely, specific diagnosis and quick initiation of an appropriate antibiotic," said Howson. "We believe that the BACcelr8r will rapidly identify infectious organisms and test them for antibiotic resistance. Therefore, the BACcelr8r has the potential, we believe, to significantly improve medical outcomes, reducing both mortality and the expenses associated with an extended stay in the intensive care unit."

As announced on May 20, 2004, the Company has filed a provisional patent application for the technology that supports the BACcelr8r platform, including disposable analytical chips coated with OptiChem(TM) surface chemistry and an automated instrument that will incorporate Accelr8's high-sensitivity detection and high-speed processing technology.

About Accelr8 Technology:
-------------------------
Accelr8 Technology Corporation (WWW.ACCELR8.COM) is a developer of innovative materials and instrumentation for advanced bio-analytical applications in basic research, drug discovery, molecular diagnostics, and pathogen detection for bio-defense and food safety. The company sells OptArray(TM) microarraying slides and OptiPlate(TM) multiplexed arrayable microtiter plates. It is also developing advanced detection instrumentation based on its QuanDx(TM) and YoDx(TM) array processing and detection technologies.

Safe-harbor Statement:
----------------------
Certain statements in this news release, including but not limited to statements regarding the anticipated sale of the Company's software business, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 Technology Corporation disclaims any intent or obligation to update these forward-looking statements.

                            (financial tables follow)

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                                         Statements of Operations
                                                (Unaudited)


                                                      Three Months Ended            Nine Months Ended
                                                  --------------------------    --------------------------
                                                   April 30,      April 30,      April 30,      April 30,
                                                     2004           2003           2004           2003
                                                  -----------    -----------    -----------    -----------
Revenues:
     Consulting fees                              $      --      $     5,000    $      --      $    25,000
     Product license and customer support fees         23,062          3,536         67,039        137,870
     Resale of software and support purchased          85,354        252,417        263,724        475,940
     OptiChem(TM)revenue                               26,262         17,945         85,514         36,547
     Provision for sales returns and allowances        (2,375)        (2,450)        (5,265)        (6,405)
                                                  -----------    -----------    -----------    -----------

     Net revenues                                     132,303        276,448        411,012        668,952
                                                  -----------    -----------    -----------    -----------

Costs & expenses:
     Cost of services                                   7,443         13,169         21,407         34,840
     Cost of purchased software and
        customer support for resale                    14,724         44,137         50,535         82,901
     Cost of sales-OptiChem                            14,520          6,242         38,777         12,878
     General and administrative                       198,276        225,515        728,193        607,440
     Marketing and sales                               24,570         79,939        149,628        223,907
     Research and development                         127,829        121,941        408,194        344,225
     Amortization                                      58,128         60,075        174,384        179,955
     Depreciation                                      14,886          7,695         34,968         19,995
                                                  -----------    -----------    -----------    -----------

     Total Costs and Expenses                         460,376        558,713      1,606,086      1,506,141
                                                  -----------    -----------    -----------    -----------

Loss from operations                                 (328,073)      (282,265)    (1,195,074)      (837,189)
                                                  -----------    -----------    -----------    -----------

Other income (expense):
     Interest income                                   15,808         22,070         48,084         83,537
     Realized gain (loss) on investment                  --             --            1,975         (2,593)
     Unrealized gain (loss) on investment             (22,270)        45,997         15,359         18,457
                                                  -----------    -----------    -----------    -----------

     Total other income (expense)                      (6,462)        68,067         65,418         99,401
                                                  -----------    -----------    -----------    -----------

Loss before income taxes                             (334,535)      (214,198)    (1,129,656)      (737,788)

Income tax benefit                                       --             --             --           19,431
                                                  -----------    -----------    -----------    -----------

Net Loss $                                           (334,535)   $  (214,198)   $(1,129,656)   $  (718,357)
                                                  ===========    ===========    ===========    ===========

Net loss per share - basic and diluted            $     (0.03)   $     (0.02)   $     (0.11)   $     (0.08)
                                                  ===========    ===========    ===========    ===========

Weighted average shares outstanding -
     basic and diluted                              9,961,210      9,421,322      9,961,210      9,414,507
                                                  ===========    ===========    ===========    ===========


                                                       # # #

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